Exhibit 10.12

SECURITIES SALE AGREEMENT

FINANCIERE ACE S.A.S.

4 May 2005

1. DEFINITIONS	6

2. SALE AND PURCHASE	9

3. TRANSFER PRICE	10

4. CONDITIONS PRECEDENT - TERMINATION	10

5. COMPLETION	11

6. REPRESENTATIONS AND WARRANTIES OF THE SELLERS	13

7. MANAGEMENT OF THE GROUP BETWEEN THE DATE OF THIS AGREEMENT AND THE DATE OF COMPLETION	13

8. REPRESENTATIONS OF THE PURCHASER	14

9. REDUCTION OF THE PURCHASE PRICE	14

10. RESTRICTIVE COVENANT	19

11. NOTICES	20

12. CLOSING OF THE 2005 ACCOUNTS	20

13. POWER OF ATTORNEY	20

14. MISCELLANEOUS	21

BETWEEN THE UNDERSIGNED:

1.	Barclays Private Equity FCPR A, Barclays Private Equity FCPR B, and Barclays Private Equity FCPR C 2004, three French fonds communs de placement á risques, represented by their management company, Barclays Private Equity France SA (“BPEF”), a société anonyme with a directorate and a supervisory board incorporated under the laws of France, with a share capital of 24,000,000 Euro, having its registered office at 73, avenue des Champs Elysées - 75008 Paris, registered with the commercial and companies registry under the number 379 716 699 RCS Paris, itself represented by Mr. Laurent Chauvois, duly empowered for this purpose,

2.	Capvent, a société civile à capital variable incorporated under the laws of France, having its registered office at 21, boulevard de la Madeleine – 75001 Paris, registered with the commercial and companies registry under the number 433 969 870 RCS Paris, itself represented by Mrs. Sophie Rouland, duly empowered for this purpose,

3.	Barclays PVLP Partner Limited, a company incorporated under English laws, having its registered office at 54, Lombard Street – Londres EC3P 3AH, acting as General Partner of Barclays Private Equity PVLP Limited Partnership, represented by Mr. Laurent Chauvois, duly empowered for this purpose, (“PVLP”)

4.	Paralièle Ventures Nominees n° 2 Ltd, a company incorporated under English laws, having its registered office at 49 Saint James’s Street, Londres SW1A 1JT, represented by Mr. Laurent Chauvois, duly empowered for this purpose, (“PVN”)

5.	Euromezzanine 4 FCPR, a French fonds commun de placement à risques, represented by its management company, Euromezzanine Conseil, a société anonyme with a directorate and a supervisory board incorporated under the laws of France, with a share capital of 500,000 Euro, having its registered office at 11, rue Royale – 75008 Paris, registered with the commercial and companies registry under the number 423 762 814 RCS Paris, itself represented by Mr. François-Carré, duly empowered for this purpose,

6.	Benelux Mezzanine, a limited company incorporated under the laws of Luxembourg, with a capital of 100,000 Euro, having its registered office at 22, Parc d’activités Syrdall – L- 5365 Munsbach, Luxembourg, registered with the commercial and companies registry under the number B97335, by Mr. François Carré, duly empowered for this purpose,

7.	CM-CIC Mezzanine, a société par actions simplifiée, with a directorate and a supervisory board incorporated under the laws of France, with a capital of 3,029,570 Euro, having its registered office at 4, rue Gaillon - 75002 Paris, registered with the commercial and companies registry under the number 452 714 124 RCS Paris, represented by Mr. Guillaume Rico, duly empowered for this purpose,

The parties 1. to 7. are hereinafter collectively referred to as the “Financial Sellers” and individually as a “Financial Seller” and shall each act individually and not jointly – individuellement et non solidairement.

8.	Mr Antoine Heral, born on 4 May 1964, in Boulogne Billancourt (92100), of French citizenship and residing at 9, rue Brémontier – 75017 Paris, and Mrs Corinne Heral, born on 30 January 1964, in Villers Semeuse (08000), of French citizenship and residing at 9, rue Brémontier – 75017 Paris, represented by Mr Antoine Heral,

9.	Mr Philippe Chalvignac, born on 21 June 1953, in Saint Dizier (52100), of French citizenship and residing at 37, Domaine du Bois de la Garenne – 77760 Acnères la Föret, and and Mrs Bernadette Chalvignac, born on 12 October 1953, in Saint Dizier (52100), of French citizenship and residing at 37, Domaine du Bois de la Garenne – 77760 Achères la Föret, represented by Mr Philippe Chalvignac,

10.	Mr Jean Le Roux, born on 24 April 1963, in Versailles (78000), of French citizenship and residing at 17, rue du Four, Chaux – 78310 Coignières,

11.	Mr Patrick Dehour, born on 22 April 1966, in Douai (59500), of French citizenship and residing at 9, rue doré ‘Résidence les Nymphéas’ Bat 9.1 appt. 36, 77000 MELUN, represented by Mr Antoine Heral,

12.	Mr Jean-Hubert Pougnet, born on 20 February 1965, in Paris (75), of French citizenship and residing at 6 rue Jean Moulin, 94300 Vincennes,

13.	Mr Christian Bera, born on 1st October 1964, in Rodez (12000), of French citizenship and residing at 9, allée de la Chardonnière – 91280 Saint Pierre du Peray, represented by Mr Antoine Heral,

14.	Mr André Bardon, born on 29 December 1956, in Corbeil Essonnes (91100), of French citizenship and residing at 2, rue Petit Rué – 91410 Dourdan, represented by Mr Antoine Heral,

15.	Mr David Creusot, born on 10 January 1970, in Epinal (88000), of French citizenship and residing at 31, avenue des iris – 91600 Savigny sur Orge,

16.	Mr Dieter Paulik, born on 31 January 1959 in Mettmann, of German citizenship and residing at Emmastraße 43, Bremen, Federal Republic of Germany, represented by Mr Antoine Heral,

17.	Mrs Petra Richters, born on 11 September 1956, in Wedel, of German citizenship and residing at Am Herzogenkamp 30, Bremen, Federal Republic of Germany, represented by Mr Antoine Heral,

18.	Mr Günter Gromotka, born on 2 July 1958, in Bremen, of German citizenship and residing at Schukampsweg 81, Bremen, Federal Republic of Germany, represented by Mr Antoine Heral,

19.	Mr Matthias Ehmann, born on 30 September 1966, of German citizenship and residing at Ringstraße 35 Nordenham, Federal Republic of Germany, represented by Mr Antoine Heral,

The parties 8. to 19. are hereinafter collectively referred to as the “Minority Sellers” and individually as a “Minority Seller”, and shall act individually and not jointly- conjointement et non solidairement.

The parties 16. to 19. are hereinafter collectively referred to as the “German Sellers” and individually as a “German Seller”, and shall act individually and not jointly- conjointement et non solidairement.

The parties 1. to 19. are hereinafter collectively referred to as the “Sellers” and individually as a “Seller”, and shall act individually and not jointly (conjointement et non solidairement).

ON THE FIRST PART

AND

20.	ResMed, a limited liability company incorporated under the laws of France, with a share-capital of €6,000,000, having its registered office, 2 rue Maurice Audibert, 69800 Saint Priest, registered with the Commercial and Companies Registry under the number 407 775 170 RCS Lyon, itself duly represented by its President, Mr. Alain Perseguers.

ResMed may substitute or add a company within the ResMed Group to participate as a purchaser in the transaction, provided that details thereof are transmitted to the Financial Sellers’ Representative at least five (5) Business Days prior to the Date of Completion.

(hereinafter referred to as the “Purchaser”),

ON THE SECOND PART

(the parties of the first part and of the second part are hereinafter collectively referred to as the “Parties” and individually as a “Party”),

RECITALS:

A.	The Sellers together will own at the Date of Completion (i) 3,037,973 ordinary shares (the “Shares”), (ii) 4,852,027 shares with warrants attached (actions à bons de souscription d’actions ordinaires) (the “ABSA”), (iii) the 14,925,000 Convertible Bonds, (iv) the 50 Junior Mezzanine Bonds with Warrants J attached and (v) the 50 Senior Mezzanine Bonds with Warrants S attached (together referred as the “Securities”), issued by FINANCIERE ACE SAS, a French socété par actions simplifiée with a share capital of 7,890,000 Euro, whose registered office is at 73, avenue des Champs Elysées – 76008 Paris, registered with the commercial and companies registry under the number 451 683 536 RCS Paris (the “Company”). The Shares, the ABSA, the Warrants J, the Warrants S and the Convertible Bonds represent 100% of the securities (valeurs mobilieres) issued by the Company and giving access immediately or in the future to the share capital of the Company and are allocated among the Sellers as described under Schedule A.

B.	On the Date of Completion, the Company shall own directly and/or indirectly shareholdings in companies (hereinafter referred to as the “Subsidiaries”), a list of which, together with the allocation of their respective share capital, is annexed in Schedule B. The Subsidiaries and the Company shall hereinafter be referred to as the “Group”.

C.	The Sellers gave access to the Purchaser to certain documentation and information. Information on the Group was also made available to the Purchaser in a data room organised in SJ Berwin office, from 29 March to 31 March 2005, during the due diligence investigations conducted by the Purchaser and through a management presentation held on March 18, 2005 and interviews carried on with the management on the following subjects: Intellectual property, quality, tax and finance.

D.	Following the management presentation, the interviews and the examination of the said documents, the Purchaser agreed to purchase the Securities and the Sellers agreed to sell them under the terms and conditions provided below.

IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

In this Agreement:

“ABSA”	has the meaning which is attributed to it paragraph A of the Recitals;

“Accounting Principles”	means with respect to each of the Companies, the accounting principles and methods generally accepted in the country of incorporation of such Companies, as consistently applied by such Companies for the preparation of the Accounts and as attached in Schedule C;

“Accounts”	means the 30 June 2004 Accounts and the 31 December 2004 Accounts;

“Agent”	means the CIC bank acting as the recipient for the Transfer of Price and any other wire transfer to be made under this agreement for the Sellers and for the Purchaser;

“Agreement”	refers to this agreement, its Schedules and Exhibits;

“Business Day(s)”	means a day not being a Saturday on which banks are open for general banking business in France;

“Clause”	means each clause of the Agreement;

“Companies”	means Financière ACE SAS, Biosciences SAS, OCA Beteiligung AG, SAIME SA, SCI PDG and Premium Medical SARL;

“Company”	has the meaning which is attributed to it in paragraph A of the Recitals;

“Completion”	means the completion of the Sale in accordance with the provisions of the Agreement;

“Consent and Approvals”	means any notice, report or other filing required to be made, or any consent, registration, approval, permit or authorisation required to be obtained from any Governmental Entity;

“Convertible Bonds”	means the 14,295,000 convertible bonds issued by the Company following its extraordinary shareholder’s meeting dated 29 June 2004 having each a par value of 1 Euro;

“Date of Completion”	19 May 2005;

“EBIT 2005”	means the addition of (i) the consolidated earnings (résultat d’exploitation consolidé) of the Companies (but without taking into account OCA Beteiligung GmbH) for the period 1 July 2004 to 30 June 2005 and (ii) the pro forma earnings (résuilatat d’exploitation) of Take Air Medical GmbH for the period 1 July 2004 to 30 June 2005 increased by an amount of 181,356 Euro. The EBIT 2005 will be determined pursuant to Clause 12;

“EBIT Surplus”	means the excess between the EBIT 2005 and 11,000,000 (eleven million) Euro;

“Encumbrance(s)”	means any pledge, privilège (lien), mortgage, or other security interest;

“Exhibit”	means an exhibit to Schedule 6;

“Financial Seller(s)”	has the meaning which is attributed to it in the heading of the Agreement;

“Financial Sellers’ Representative”	means Barclays Private Equity France, a société anonyme with a share capital of 24,000,000 Euro, having its registered office at 73, avenue des Champs Elysées – 75008 Paris, identified to the commercial and companies registry under the number 379 716 699 RCS Paris, whose functions are described in Clause 13.1;

“German Sellers”	has the meaning which is attributed to it in the heading of the Agreement;

“Governmental Authorisation”	means any licence, certificate of authority, permit, order, consent, approval, registration or authorisation or qualification granted by any Governmental Entity;

“Governmental Entity”	means any public international, multinational or transnational organisation or any national, state, municipal or local governmental, legislative, administrative or other authority, ministry, department, agency, office, organisation or stock exchange having jurisdiction over the Sellers or the Purchaser or the Companies or their respective properties or assets;

“Group”	has the meaning which is attributed to it in the heading of the Agreement;

“Junior Mezzanine Bonds”	means the 50 bonds with attached warrants issued by the Company following its extraordinary shareholder’s meeting dated 29 June 2004 for a par value of 100,000 (one hundred thousand) Euros, each bond having 12,438 warrants J1, 8,409 warrants J2 and 25,870 warrants J3 attached;

“Law(s)”	means any law, statute, regulation, rule, ordinance, decree, principle of civil, administrative or common law, government or administrative instruction and any treaty;

“Minority Seller(s)”	has the meaning which is attributed to it in the heading of the Agreement;

“Minority Sellers’ Representative”	means Mr. Antoine Heral whose functions are described in Clause 13.1;

“Order”	means any governmental or non-governmental permit or licence or any judgment, injunction, order, rulings or other restriction of any court or Governmental Entity or tribunal;

“Party” or “Parties”	has the meaning which is attributed to it in the heading of the Agreement;

“Purchaser”	has the meaning which is attributed to it in the headings of the Agreement;

“Reduction of Price”	has the meaning which is attributed to in Clause 9.1 of the Agreement,

“Repayment of the Bonds Debenture”	has the meaning which is attributed to it in Clause 3.3.1 of the Agreement;

“Sale”	has the meaning which is attributed to in Clause 2.1 of the Agreement;

“Schedule”	means a schedule to the Agreement;

“Securities”	has the meaning which is attributed to it in paragraph A of the Recitals;

“Seller” or “Sellers”	has the meaning which is attributed to it in the heading of the Agreement;

“Sellers’ Representatives”	means the Financial Sellers’ Representative together with the Minority Sellers’ Representative, pursuant to the terms of Clause 13.1;

“Senior Mezzanine Bonds”	means the 50 bonds with attached warrants issued by the Company following its extraordinary shareholder’s meeting dated 29 June 2004, each bond having 3,507 warrants S1, 2,372 warrants S2 and 7,296 warrants S3 attached;

“Shares”	has the meaning which is attributed to it in paragraph A of the Recitals;

“Subsidiaries”	has the meaning which is attributed to it in paragraph B of the Recitals;

“Tax” and “Taxes” and “Taxation”	shall include without limitation all income, transfer, withholding, value added, sales, use, wage, payroll, employment and real and personal property taxes and social security, unemployment and other social contribution of my nature whatsoever; taxes measured by or imposed on capital or turnover; levies, imposts, duties, customs duties, licenses, and registration fees; other taxes imposed by any state, municipal, local or other governmental authority or agency (hereafter “French Taxation authorities”), including assessments in the nature of taxes and including, without limitation, interest, penalties, fines, assessments and deficiencies relating to any tax or taxes.

30 June 2004 Accounts	means the audited consolidated financial statements of Biosciences SAS, SAME as at 30 June 2004 attached as Schedule C

31 December 2004 Accounts	means the non-audited financial statements of the Company, Biosciences SAS, SAIME S.A., Premium Medical SARL and SCI PDG on a corporate (non consolidated) basis as at 31 December 2004, attached as Schedule C

“Transfer Price”	means the price to be paid by the Purchaser for the Transferred Securities as defined in Clause 3.1;

“Transferred Securities”	has the meaning which is attributed to it in Clause 2.1 of the Agreement;

“Warranties”	means the representations made and the warranties granted by the Sellers and set forth in Schedule 6;

“Warrants J”	means the 12,438 warrants J1, 8,409 warrants J2 and 25,870 warrants J3;

“Warrants S”	means the 3,507 warrants S1, 2,372 warrants S2 and 7,296 warrants S3.

2.	SALE AND PURCHASE

2.1	Under the terms and conditions provided below, the Sellers hereby agree to sell to the Purchaser, and the Purchaser hereby agrees to buy from the Sellers, the 3,037,973 Shares, the 4,852,027 ABSA, the 2,335,850 Warrants J and the 658,750 Warrants S (collectively referred to as the “Transferred Securities”), allocated as described in Schedule 2.1 (the “Sale”). The Sale shall become effective on the Date of Completion, subject to due fulfilment of the provisions contained in Clause 5.3.

2.2	The Transferred Securities shall be transferred with all rights to dividends attached and free from any Encumbrances or third party rights.

3.	TRANSFER PRICE

3.1	Amount of the Transfer Price

The price of the Transferred Securities (the “Transfer Price”) shall be equal to a global fixed and definitive amount of forty million eighty five thousand two hundred (40,085,200) Euro.

3.2	Allocation and payment of the Transfer Price

3.2.1	On the Date of Completion, the Purchaser shall pay the Transfer Price by wire transfer in favour of the Sellers into the Agent bank accounts, which details are attached in Schedule 3.2.1. and shall be notified by the Sellers to the Purchaser at least five (5) Business Days before the Date of Completion.

3.2.2	The allocation of the Transfer Price among the Transferred Securities and among the Sellers shall be made by the Agent according to the allocation set out in Schedule 3.2.2.

3.2.3	The Sellers agree that the execution of the wire transfer on the Agent’s account to pay the Transfer Price shall discharge the Purchaser of its obligations.

3.3	Repayment of the Bonds Debenture and of the Company’s financial Indebtedness

3.3.1	Upon Completion, all the Convertible Bonds, the Junior Mezzanine Bonds and the Senior Mezzanine Bonds shall be repaid by the Company, together with the accrued interests, for a global amount (including interests and all other costs related thereto) equal to twenty-six million sixty-three thousand two hundred and twenty Euros and fifty-nine cents (26,063,220,59 Euro) (the “Repayment of the Bonds Debentures”), allocated as described in Schedule 3.3.1, it being specified that the Purchaser shall cause the Company to carry out the Repayment of the Bonds Debentures.

3.3.2	The Company’s financial indebtedness (including capitalised or accrued interest thereon), as defined in Schedule 3.3.1 (which includes the 900,000 Euro payable to the German Sellers, as explained in the last paragraph of Clause 9.1 below), will be repaid on the Date of Completion (“the Company’s Financial Indebtedness”).

4.	CONDITIONS PRECEDENT - TERMINATION

The obligations of the Purchaser hereunder, are subject to each of the following conditions being satisfied on or prior to Completion (or, when applicable, waived prior to Completion):

4.1	Conditions to obligations of Purchaser:

4.1.1	The due performance in all respects of each of the material covenants and agreements of the Sellers to be performed on or prior to the Date of Completion;

4.1.2	The acquisition by SAIME S.A. of the shares held by Mrs. Mireille Lagard in Premium Medical S.A.R.L for a maximum purchase price of fifty thousand (50,000) Euro; and

4.1.3	The absence of occurrence of a natural catastrophy or a flood or a fire causing the destruction of all or a significant part of the manufacturing sites of SAIME S.A. and Premum Medical Sarl located respectively in Savigny-le-Temple and Lieusaint.

4.2	Termination

In the event of any of the conditions stipulated in Clauses 4.1.1 to 4.1.3 above is not fulfilled by the Date of Completion, the Purchaser may terminate this Agreement on such Date of Completion, in which case this Agreement shall become null and void. In such a case, the Purchaser shall deliver within eight (8) Business Days all of the documents and other material received from the Sellers relating to the transactions contemplated by this Agreement (or any other agreement referred to herein), whether obtained before or after the execution of this Agreement.

5.	COMPLETION

5.1	Date of Completion

Unless the Parties agree otherwise in writing, the Completion will take place on 19 May 2005 (the “Date of Completion”), in accordance with the provisions of Clause 5.3.

5.2	Location of the Completion

The Completion will take place in the premises of SJ Berwin – 64 avenue Kléber – 75116 Paris, at the Date of Completion, unless the Parties agree otherwise in writing.

5.3	Delivery of documents

5.3.1	On the Date of Completion, the Sellers will deliver to the Purchaser:

(i)	The share transfer forms for the Transferred Securities duly executed by the Sellers in favour of the Purchaser or its nominees, as well as the share transfer forms for the shares of the Subsidiaries not owned by the majority shareholder of any of the Subsidiaries;

(ii)	The updated share transfer register of the Group and the shareholders’ accounts thereof;

(iii)	The unconditional letters of resignation of the directors and/or the managing director of the Company and the Subsidiaries, whose names appear in Schedule 5.3.1(iii);

(iv)

A certified copy of the minutes of the meetings of the management bodies (organes sociaux) of the Group convening the shareholders, partners, representatives of the employees and statutory auditors (commissaires aux comptes) of the Group at their general meeting at the Date of Completion in order to (a) take cognisance of the resignations aimed at (iii) of the present Clause 5.3.1 and (b) appoint new directors or managing director whose names will be communicated by the Purchaser at the latest five (5) days before the Date of Completion;

(v)	A certificate signed by all the Sellers’ Representatives confirming, in accordance with Clause 6 hereof, that the Representations and Warranties contained in Schedule 6 remain true and accurate as at the Date of Completion;

(vi)	A certified copy of the minutes of the supervisory board of the Company and of the relevant corporate bodies of the Subsidiaries approving the Purchaser and/or its nominees as new shareholders of the Company;

(vii)	A termination agreement signed by all parties to the shareholders’ agreement and to all related agreements dated 29 June 2004, as amended, stating that such agreement and the related agreements have been terminated in advance and that the Parties to the shareholders’ agreement and to the related agreements have waived all rights they may have had in relation to the Sale of the Securities and a waiver by the relevant Sellers of any sum alleged due under Clause 3.3;

(viii)	The updated Minute books of the Group (Registre des Proces-verbaux);

(ix)	A transfer agreement in six original copies for the share held by Mr. Antoine Heral in SCI P.D.G. (347 623 027 RCS Melun);

(x)	A transfer agreement in six original copies providing for the sale to SAIME S.A. of the balance of the shares in Premium Medical S.A.R.L.(383 610 524 RCS Melun) owned by Mrs. Mireille Lagard;

(xi)	A duly executed employment agreement between the Purchaser and Mr. Antoine Héral, as well as an amended employment agreement between SAIME S.A. and Philippe Chalvignac (salary increase of at least 300 euro by month, car leasing up to 15,000 euro per year);

(xii)	From one to three duly executed bank(s) guarantee(s) (caution bancaire solidaire) organised by the Minority Sellers and delivered by a first-ranking bank for a global amount of one million (1,000,000) Euro, pursuant to Clause 9.10; and

(xiii)	A waiver letter written by the Agent confirming that all the requirements set out in Clause 3.3. have been duly executed on the Completion Date and that all corresponding Encumbrances have been discharged.

5.3.2	On the Date of Completion, the Purchaser:

(i)	shall pay the Transfer Price for the Transferred Securities in accordance with Clause 3.2; and

(ii)	shall cause the Company to proceed with the Repayment of the Bonds Debentures and of the Company’s Financial Indebtness in accordance with Clause 3.3.

6.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers make the representations and warranties set forth in Schedule 6 in favour of the Purchaser at the date of this Agreement and will repeat them on the Date of Completion (see Clause 5.3.1 (v) above). Each of the Warranties is true and accurate (except that Warranties made as of a specified date need only be true and correct at such date) and is not misleading.

7.	MANAGEMENT OF THE GROUP BETWEEN THE DATE OF THIS AGREEMENT AND THE DATE OF COMPLETION

7.1	The Sellers represent and warrant that between the date of this Agreement and the Date of Completion, without prejudice to what is set out in Schedule 7.1(a):

(i)	no dividend or interim dividend will be voted or distributed by the Group and the Group will not purchase or write-down any of his shares or other securities;

(ii)	the Group will be managed pursuant to the same rules and under the same conditions as in the past (en bon père de famille) and no acquisition or sale of assets will be completed other than in the ordinary course of business;

(iii)	the Group will not sell, transfer or relinquish any assets, except in the context of their normal day-to-day operations consistent with past practices, and will take all reasonable measures to maintain and protect their immovable assets (actifs immobilisés);

(iv)	the Group will not agree any amendment to the main agreements entered into with clients, suppliers and other business relations, and will not substantially amend the terms of the main existing obligations;

(v)	no significant changes will be made to the salary policy, individual or collective salary increases, benefits in kind, bonuses or other advantages of any nature whatsoever granted to the employees of the Group, except in the context of his day-to-day management consistent with his past practice;

(vi)	the Group will not pay any exceptional remuneration to their corporate officers;

(vii)	the Group will not engage in any investment outside the investment plan; and

(viii)	The Group will manage its cash pursuant to his usual practice without accelerating the collection of receivables or deferring the payment of the debt owed by suppliers, outside the ordinary course of business.

7.2	The Sellers will inform the Purchaser about the resignation and/or the dismissal of employees having an annual remuneration exceeding 40,000 Euro.

8.	REPRESENTATIONS OF THE PURCHASER

The Purchaser represents and warrants that:

8.1	it has all of the powers and authorisations necessary for the purpose of entering into this Agreement and the individual signatories in its name and on its behalf are duly authorised to act on behalf of the Purchaser;

8.2	no authorisations or Governmental Authorisation from any Governmental Entity (inter alia, French, European or American governmental authorities), including any authorisation relating to foreign investment in France, is necessary for the purpose of entering into this Agreement;

8.3	the execution of this Agreement by the Purchaser does not constitute a breach of (i) any contractual obligation, (ii) any court or arbitral decision or (iii) any decision from a public body or authority;

8.4	the execution of this Agreement by the Purchaser will represent a valid and enforceable obligation on the Purchaser in accordance with its terms; and

8.5	it has access to sufficient funds in order to complete the Sale.

9.	REDUCTION OF THE PURCHASE PRICE

9.1	Reduction of Price

9.1.1	Each of the Sellers acting individually and not jointly (conjointement et non solidairement), undertakes to indemnify the Purchaser by way of reduction in the Transfer Price (the “Reduction of Price”) for 100% of the amount of any loss, including reasonable legal fees and expenses, suffered or incurred by the Purchaser or the Group and resulting directly from a breach of the Warranties set out in Schedule 6-A, or as a result of the breach of any of its covenants in the Agreement, insofar as the said loss stems from a fact or event prior to the Date of Completion (the “Loss”), and only in accordance with the allocation set forth in Clause 9.2 below.

9.1.2	Each of the Minority Sellers acting individually and not jointly (conjointement et non solidairement), undertakes to indemnify the Purchaser by way of reduction in the Transfer Price (the “Reduction of Price”) for 100% of the amount of any loss, including reasonable legal fees and expenses, suffered or incurred by the Purchaser or the Group and resulting directly from a breach of the Warranties set out in Schedule 6-B, or as a result of the breach of any of its covenants in the Agreement, insofar as the said loss stems from a fact or event prior to the Date of Completion (the “Loss”), and only in accordance with the allocation set forth in Clause 9.2 below.

However, the Purchaser acknowledges that the Sellers do not represent nor give any warranty whatsoever (and consequently, shall not be deemed to pay to the Purchaser any Reduction of Price) for any Loss relating to Take Air Medical GmbH (except as regards the representations made under paragraph 15 of Schedule 6), provided that the Group can still benefit from the representations and warranties given by the former owners of Take Air Medical GmbH, it being confirmed by the Sellers that these representation and warranties do not provide for any change of control clause.

The German Sellers also agree that the Sale constitutes an indirect change of control of SAIME S.A., thus triggering the change of control clause set forth in the abovementioned purchase agreement of 18 February 2005 and causing SAIME to pay to the German Sellers, on the Date of Completion, an amount of nine hundred thousand (900,000) Euro as per article 1.3.4 of said purchase agreement of 18 February 2005.

9.2	Allocation

9.2.1	The Financial Sellers and the Minority Sellers, each acting individually and not jointly (conjointement et non solidairement) shall compensate the Purchaser for the Loss derived from of a breach of the Warranties made by the Sellers in Part A of Schedule 6 to the Purchaser according to the allocation set out in Schedule 9.2.1.

9.2.2	The Minority Sellers acting individually and not jointly (conjointement et non solidairement) shall compensate the Purchaser for the Loss derived from a breach of the Warranties made by the Minority Sellers in Part B of Schedule 6 to the Purchaser. The Minority Sellers will allocate between themselves the payment made to the Purchaser according to the allocation set out in Schedule 9.2.2. For the avoidance of doubt, the Financials Sellers shall not be liable for any Reduction of Price for a breach of the warranties made by the Minority Sellers in Part B of Schedule 6.

9.3	Time Limits

Any claim for indemnification made pursuant to Clause 9.1 (a “Claim”) shall be made by notice in writing to the Sellers concerned, within the following time limits;

•	Claims relating to taxation (except “stamp duty” up to the 31 december 2008), social security, customs or pertaining to the criminal liability of the Companies may be made up to three months after the expiry of relevant statute of limitation.

•	Any other Claims are to be made within a period of two (2) years as from the Date of Completion.

9.4	Calculation

9.4.1	The Reduction of Price owed under the terms of this clause shall be calculated by taking into account:

(i)	the amount of the immediate tax savings made by the Company or the Group, tax savings meaning the reduction in the corporation tax liability of the Company of the Group in respect of the financial year during which any Loss for which a Claim has been made under the terms hereof is incurred;

(ii)	any indemnification paid under the insurance policies received by the Group (or, if higher, the indemnification that the Group would have received if the Company had maintained the same insurance coverage as the date hereof) as damages for which a Claim has been made under the terms hereof;

(iii)	the reversal of any provision registered in the Accounts insofar such reversal of provision effectively represents a decrease in liability;

(iv)	any indemnification net of Tax received for a receivable previously considered to be irrecoverable in whole or in part;

9.4.2	No Reduction of Price shall be due by the Sellers in case of a breach of the Warranties insofar as such a breach is the result of a tax provision which came into force after the date hereof and has a retrospective effect.

9.4.3	No Reduction of Price shall be due with respect to any reassessment made by the French Taxation authorities, the sole consequence of which is to shift a deductible or a taxable element from one fiscal year to another of from the Company or the Subsidiaries, provided, that with respect to any such reassessment, the Sellers shall nevertheless be liable to the extent of any late payment penalties or interest.

9.4.4	If a Claim is based on deferred liabilities, no indemnification shall be due as long as the said liabilities are not due and paid.

9.4.5	No indemnification shall be due by the Sellers insofar as the Loss on which the indemnification is based is exclusively ascribable to an act or an omission from the Purchaser and/or one of the Group after the Date of Completion, or a change in the Accounting Principles after the said date.

9.4.6	As a general matter, the Purchaser and the Group shall use their best efforts to mitigate the amount of the Losses.

9.4.7	For the purpose of calculating the amount of any Loss, only the Loss actually sustained by the Purchaser or the Group shall be taken into account, to the exclusion of any price, earnings or similar multiplier or valuation factor.

9.5	Limitation of the Reduction of Price

9.5.1	No Reduction of Price shall be due with respect to any individual Claim (or series of related Claims having the same cause or origin) for an amount of less than 10,000 € (ten thousands Euro), it being agreed that the amount of any Claims below such de minimis amount shall not be taken into account for the purposes of the threshold set forth in Clause 9.5.2.

9.5.2	No Reduction of Price shall be due by the Sellers until the aggregate amount of Reduction of Price owed by them exceeds (after all deductions pursuant to this Clause 9) 100,000 € (one hundred thousands Euro), increased by the amount of the EBIT Surplus in the event such EBIT Surplus arises (the “Threshold”), and when this overall Threshold is exceeded, the Reduction of Price shall then become due for the full aggregate, amounts as from the first euro.

9.5.3	The total Reduction of Price which may be due by each of the Sellers to the Purchaser or the Group shall not exceed ten percent (10%) of the Transfer Price effectively paid to each Seller, such amounts being set forth in Schedule 3.2.2.

9.6	Procedure and Payment

9.6.1	Implementation of the Procedure

(a)	The Purchaser shall make a Claim against the Sellers concerned (i.e. either Financial Sellers and Minority Sellers or only Minority Sellers) as soon as (and in any event no later than twenty (20) Business Days after) it becomes aware of any event, fact or circumstance which could result in indemnification under this Clause 9, provided, however, that in the event the circumstances so require (e.g., emergency proceeding, etc.) the Claim shall be sent in due time to permit the Sellers to participate in the defence of such Claim.

Failure by the Purchaser to comply with the notice period applicable shall have no consequences to the extent that such failure has not caused the Losses for which the Sellers are obliged to pay to be greater than they would have been, had the Purchaser given timely notice.

Any such Claim shall be validly effected if notified to the Sellers’ Representative for the Sellers, to the Financial Sellers Representative for the Financial Sellers and to the Minority Sellers’ Representative for the Minority Sellers.

(b)	Each Claim shall state the amount of Reduction of Price Amount sought from the Sellers, shall state the specific grounds therefor and shall include all evidence necessary to demonstrate the soundness thereof.

(c)	The Sellers, or their counsel, shall be granted reasonable access to relevant books and other documents and to the personnel and the premises of the Group concerning the Claim, and such books and documents shall be made available at the registered office of the Group or any other place mutually agreed upon, subject to reasonable notice, and for a reasonable period. The Sellers shall have the right to make copies of such books and documents.

9.6.2	Disputed Claims

In the event that a Claim is disputed by the Sellers (in whole or in part):

(a)	the Purchaser and the Sellers shall endeavour to reach agreement in respect of the disputed items pertaining to such Claim within thirty (30) Business Days after the date on which the corresponding Claim notice was received by the Sellers; or

(b)	in the absence of such agreement within the period referred to in the immediately preceding Clause, either Party may refer the matter to the tribunal provided for in Clause 14.2., being specified that if the Claim is not a third party claim (as specified in Clause 9.6.3 below), the Purchaser or the Group did not refer the matter within six (6) months to the tribunal, the Claim shall be deemed to be definitely abandoned and the related Reduction of Price claimed lost for the Purchaser or the Group.

9.6.3	Third Party Claims

(a)

In the event that, at any time after Completion (but prior to expiration of the time period referred to in Clause 9.3 above), a Claim is made by the Purchaser on the basis of a third party claim (which includes claims from the French Taxation authorities) against any of the Group and/or the Purchaser (including any notification of a tax or social security audit) the Sellers shall have the right, at their option, to assume sole control of, at their own expense, the defence of such third party claim and in particular appoint counsel in charge of such defence (in which case such counsel shall have sole power to direct and control such defence).

(b)	The Purchaser shall, and shall procure that the Group shall, cooperate with such counsel and provide all reasonable assistance to enable it to assess the third party claim in question, In particular, the Purchaser shall, and shall procure that the Group shall, send it a copy of all relevant correspondence and documents and provide it promptly with all information reasonably requested by it in relation to such third party claim.

(c)	The Purchaser shall ensure that, in the defence of such third party claim, the Group shall present any arguments, take any actions, instigate, continue or cease any arbitration or court proceedings, or reach any settlement and take any other such action as reasonably requested by the Sellers or the counsel appointed by them.

(d)	In any event (irrespective of whether the Sellers have appointed counsel to defend such third party claim), the Purchaser shall ensure that the Companies do not settle, admit liability or withdraw any claim without the prior written consent of the Sellers (which consent shall not be unreasonably withheld).

9.7	Payment Obligation

The Claim shall be payable at the earliest occurrence of one of the following events;

(a)	mutual agreement between the Sellers and the Purchaser on the existence and amount of a Claim; or

(b)	the handing down of a judgment or other jurisdictional decision (which is not subject to appeal or for which the period of appeal has expired) passed against the Sellers if they disagreed with the Purchaser on the existence and/or amount of a Claim; or

(c)	without prejudice to the other provisions of this Clause 9.7, the completion of a final settlement resolving the third party claim.

such payment date being the “Indemnification Date”,

On the occurrence of the Indemnification Date, the Purchaser shall send a formal notice (mise en demeure) to the Sellers Representative to pay the Reduction of Price. The Sellers shall then have ten (10) days from reception of the notice to pay the Reduction of Price the Purchaser, such Reduction of Price bearing interest at an annually compounded interest rate of five (5) % from the expiry of the ten (10) day period from reception of such notice.

9.8	Limitations

9.8.1	Effective Loss

A Loss shall only be indemnifiable by the Sellers to the extent (and only to the extent) such Loss has effectively been sustained or suffered by the Purchaser or any of the Group. In particular, if a Claim is based upon a liability which is contingent only, no indemnification shall be due unless and until such loss is sustained or suffered.

9.8.2	Opportunity to cure

In the event that any event, fact or circumstance giving rise to a Claim is curable, in whole or in part, the Purchaser shall give, or cause the Group to give, the Sellers a reasonable opportunity to cure the same.

9.9	It is expressly agreed between the Sellers and the Purchaser that, with the exception of restructuring measures within the ResMed Group, the Sellers’ undertaking under Clause 9 shall be automatically terminated in the event of a change of control, direct or indirect, of either (i) the Company or (ii) the Purchaser (within the meaning of article L.233-3 of the French Commercial Code) at any time after the Date of Completion and the Sellers shall be released from their obligation to compensate any Loss excepted any Loss relating to any pending Claim on the date of such change of control.

9.10	As a partial guarantee for their obligations under this Clause 9, the Minority Sellers shall deliver from one (to three) bank(s) guarantee(s) (cautionnement solidaire) to the Purchaser on the Date of Completion issued by a first-ranking bank for a global amount of one million (1,000,000) Euro until 31 December 2007, by which date the bank(s) guarantee(s) shall terminate save for pending Claims notified pursuant to this Clause 9 prior to said date.

The bank(s) guarantee(s) shall be allocated among the Minority Sellers as specified in Schedule 9.2.2:

The bank(s) guarantee(s) shall provide that the Purchaser will be entitled to call upon such guarantee following the occurrence of one of the events mentioned in Clause 9 of this Agreement.

Each of the Minority Sellers will be entitled to substitute to its share of the bank(s) guarantee(s) a pledge over Resmed Inc. shares which such Minority Seller would have purchased after the date of this Agreement, but only to the extent that the amount of the substituted guarantee be at least equivalent to the value of the initial guarantee at the time of the pledge.

10.	RESTRICTIVE COVENANT

The Minority Sellers undertake that they shall not (and shall procure that the Sellers’ affiliates will not), either alone or in conjunction with or on behalf of any other person, for a period of two (2) full and consecutive years after Completion, in France, do any of the following:

10.1.1	be directly or indirectly engaged or otherwise interested in any form or manner whatsoever in carrying on a business which competes with the business activities of any of the Group (other than as an employee of the Purchaser or of a company controlling, or controlled by, the Purchaser) as such activities are carried out at the Date of Completion, i.e. the conception, manufacturing and marketing of respiratory machines to be used as a homecare device or in hospital;

10.1.2	solicit the custom of any client to whom any of the Group has sold (or proposed to sell) competing goods or services in the course of its business activities, in order to propose similar goods or services; or

10.1.3	directly or indirectly solicit or entice an employee away from the employment of any of the Group.

It is specifically agreed that this undertaking will automatically cease to apply to a Minority Seller who has been dismissed without cause (licenciement sans cause réelle et sérieuse) or been laid off ( licenciement économique) from the Group within the two-year period defined above.

11.	NOTICES

The notices and communications provided for herein shall be sent to the Parties at the following addresses:

(i)	for the Purchaser: to the address which appears at the head of the Agreement, c/o ResMed Inc. attention: General Counsel, with a copy to Herbert Smith, 20 rue Quentin Bauchart, 75008 Paris;

(ii)	for the Sellers: in accordance with Clause 13 of the Agreement, to the Financial Sellers’ and the Minority Sellers’ Representatives at the address specified in Clause 1, with a copy to SJ Berwin, 64 avenue Kléber, 75116 Paris and White & Case, 11 boulevard de la Madeleine 75008 Paris.

Any notice or communication must be delivered by hand against a receipt dated and signed by the recipient or sent by registered letter with acknowledgement of receipt and shall be deemed to have been received on the date stamped by the recipient on the receipt if it is delivered by hand or the date of first presentation if it is sent by registered letter.

12.	CLOSING OF THE 2005 ACCOUNTS

Solely in order to determine and establish the EBIT Surplus, the Purchaser shall draw up the consolidated accounts of the Group on a pro forma basis as at 30 June 2005.

These accounts shall be drawn up using the same principles and methods as those used since the creation of the Group and shall respect the Accounting Principles as consistently applied in the past by the Group, namely in drawing up the Accounts of the Group as of 30 June 2004.

13.	POWER OF ATTORNEY

13.1	The Financial Sellers appoint Barclays Private Equity France SA (the “Financial Sellers’ Representative”), and the Minority Sellers appoint Mr. Antoine Heral (the “Minority Sellers’ Representative”), as their respective agent in order to act in their name and on their behalf for the purposes of the Agreement and to negotiate, receive and sign all documents to this effect and to negotiate and sign all amendments to the Agreement, and more generally to execute or receive all notifications for the purposes of the Agreement.

13.2	Except in case of gross negligence (faute lourde) or wilful misconduct (faute intentionnelle), the Sellers shall have no legal recourse against the Sellers’ Representatives in respect of the performance of their duties.

14.	MISCELLANEOUS

14.1	Severability

The nullity of any one of the provisions hereof, for any reason whatsoever, shall not affect the validity of the other provisions of the Agreement, the Parties undertaking in such a case to consult with each other in order to substitute the void provision with a provision of equivalent effect.

14.2	Applicable law and jurisdiction

The Agreement shall be governed by French law and any dispute relating thereto shall fall within the exclusive jurisdiction of the competent Tribunal de Commerce.

14.3	Confidentiality

The Parties undertake to consult each other prior to the circulation of any press release or announcement concerning the transactions referred to herein.

14.4	Taxes, charges and registration costs

The taxes, charges and registration duty resulting from the Agreement, shall be borne by the Purchaser.

Each Party shall bear the expenses, fees and other costs of its own advisors and counsels, except as otherwise provided for in the Agreement.

14.5	Entire agreement

The Agreement constitutes the complete and sole agreement of the Parties. The Agreement also entails the cancellation of any document which may have applied between the Parties prior to the date hereof.

14.6	Number of copies

The Parties expressly agree to limit the number of originals of the Agreement and its Schedules to five (5), these originals being kept as follows:

•	One (1) for BPEF on behalf of (i) the three FCPR Barclays Private Equity A, B and C 2004, (ii) Capvent, (iii) PVLP and (iv) PVN;

•	One (1) for Euromezzanine 4 FCPR on behalf of (i) itself and (ii) Benelux Mezzanine;

•	One (1) for CM-CIC Mezzanine;

•	One (1) for Monsieur Antoine Heral (acting for himself and the Minority Sellers, such Minority Sellers waiving their right to article 1325 of the French Civil Code); and

•	One (1) for the Purchaser.

Executed in Paris,

On 4 May 2005

•	Barclays Private Equity FCPR A,
•	Barclays Private Equity FCPR B,
•	Barclays Private Equity FCPR C,

All acting by Barclays Private Equity France SAS

•	Barclays Private Equity PVLP Limited Partnership

Acting by Barclays PVLP Partner Limited

•	Parallel Ventures Nominees N°2 Ltd

All such Parties hereby represented by Mr Laurent Chauvois

/s/ Laurent Chauvois

CAPVENT

By:	Mrs. Sophie Rouland	/s/ Sophie Rouland

Mr. Antoine Héral

Acting for himself

as well as in the name and on behalf of:

•      Mrs. Corinne Héral

•      Mr. Patrick Dehour

•      Mr. Christian Bera

•      Mr. André Bardon

•      Mr. Dieter Paulik

•      Mrs. Petra Richters

•      Mr. Günter Gromotka

•      Mr. Matthias Ehmann

/s/ Antoine Héral

Mr. Philippe Chavignac Acting for himself as well as in the name and on behalf of Mrs. Bernadette Chavilgnac	/s/ Philippe Chavignac

Mr. Jean-Hubert Pougnet	/s/ Jean-Hubert Pougnet

Mr. Jean Le Roux	/s/ Jean Le Roux

Mr. David Creusot	/s/ David Creusot

•	Euromezzanine 4 FCPR

Acting by Euromezzanine Conseil SAS

•	Benelux Mezzanine

All such Parties hereby represented by Mr. François Carré

/s/ François Carré

CM-CIC Mezzanine

By:	Mr. Guillaume Rico	/s/ Guillaume Rico

RESMED SAS

By:	Mr. Alain Perseguers	/s/ Alain Perseguers

SECURITIES SALE AGREEMENT

FINANCIERE ACE S.A.S

SCHEDULES

INDEX

SCHEDULES	NAME	INDEX
SCHEDULE A	ALLOCATION OF THE SECURITIES OF THE COMPANY	1.

SCHEDULE B	LIST OF THE SUBSIDIARIES AND THEIR RESPECTIVE SHARE CAPITAL	2.

SCHEDULE C	ACCOUNTING PRINCIPLES AND ACCOUNTS	3.

SCHEDULE 2.1	ALLOCATION OF TRANSFERRED SECURITIES	4.

SCHEDULE 3.2.1	DETAILS OF THE AGENT BANK ACCOUNTS	5.

SCHEDULE 3.2.2	ALLOCATION OF THE TRANSFER PRICE TO BE PAID BY THE PURCHASER	6.

SCHEDULE 3.3.1	REPAYMENT OF THE BONDS DEBENTURES AND OF COMPANY FINANCIAL INDEBTEDNESS	7.

SCHEDULE 5.3.1(iii)	NAMES OF THE DIRECTORS OF THE COMPANY AND THE SUBSIDIARIES RESIGNING	8.

SCHEDULE 6	REPRESENTATIONS AND WARRANTIES	9.

SCHEDULE 7.1 (a)	MANAGEMENT OF THE GROUP BETWEEN THE DATE OF THIS AGREEMENT AND THE DATE OF COMPLETION	10.

SCHEDULE 9.2.1	ALLOCATION AMONG THE SELLERS	11.

SCHEDULE 9.2.2	ALLOCATION AMONG THE MINORITY SELLERS	12.